SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
November 8, 2010

Date of Report (Date of Earliest Event Reported)
FIRST POTOMAC REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-31824 (Commission File Number)	37-1470730 (I.R.S. Employer Identification No.)
7600 Wisconsin Avenue
Bethesda, Maryland 20814

(Address of Principal Executive Offices) (Zip Code)
(301) 986-9200

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
First Potomac Realty Trust (the “Company”) is filing this Current Report on Form 8-K to provide certain information with respect to the Company’s recent acquisition activity, to report the Company’s commencement of an underwritten public offering of 10,000,000 common shares of beneficial interest and to report an amendment to the notes purchase agreement related to the company’s senior unsecured notes.
Recently Completed Acquisitions
Battlefield Corporate Center. On October 28, 2010, the Company completed the acquisition, structured as a contribution to First Potomac Realty Investment Limited Partnership, the operating partnership of the Company (the “Operating Partnership”), of Battlefield Corporate Center, a one-story, 96,700 square-foot office building in Chesapeake, Virginia, for approximately $8.0 million in total consideration. As of September 30, 2010, the property was 100% leased to one tenant in the healthcare industry that, prior to the acquisition, was already one of the Company’s largest tenants. The acquisition was financed through a new $4.3 million mortgage loan on the property, approximately $3.5 million paid in the form of operating partnership units and $175,000 in cash.
1750 H Street. On October 28, 2010, the Company, through a joint venture in which it owns a 50% interest and serves as the operating member, completed the purchase of 1750 H Street, N.W., a ten-story, 111,300 square-foot office building in Washington, D.C., for approximately $65.0 million. As of September 30, 2010, the property was 100% leased to six tenants. The acquisition was financed by the assumption by the joint venture of a $31.4 million mortgage loan with the balance of $33.6 million paid by the joint venture in cash, half of which the Company funded at closing.
Aviation Business Park. On September 30, 2010, the Company acquired for $8.0 million a $10.6 million principal amount loan secured by Aviation Business Park in Glen Burnie, Maryland. The Company is negotiating with the borrower to obtain title to the property. The property consists of three single-story office buildings totaling 121,000 square feet. As of September 30, 2010, the property was 12.5% leased to one tenant.
Pending Acquisitions Under Contract
Redland Corporate Center Phases II and III. On October 26, 2010, the Company agreed to acquire a 90% interest in a joint venture that owns 520 Gaither Road (Phase II) and 530 Gaither Road (Phase III) in Rockville, Maryland. Upon consummation of this acquisition, the joint venture is expected to retire the existing first mortgage loan on the property in the principal amount of approximately $71.3 million. The Company’s total investment in the joint venture initially is expected to be approximately $85.0 million, which the Company expects to fund through a combination of available cash and a new $50.0 million three-month term loan provided by an affiliate of KeyBanc Capital Markets Inc. (which such loan may be extended for an additional three months, subject to certain customary conditions) that is secured by the Company’s interest in the joint venture. In addition, the Company anticipates funding up to an additional $15.0 million in the future for capital improvements, tenant improvements and other capital needs at the project. The Company’s interest in the joint venture will consist of a $74.5 million preferred equity interest with a preferred return of initially 8.5%, which will be reduced to 6.5% as occupancy increases, with the balance representing a common equity interest in the joint venture. The 139,000 square-foot Phase III office building is 100% leased until 2020 to a defense contractor and the 208,000 square-foot Phase II office building is 99% vacant. The Company has completed its due diligence on the property.
840 First Street, N.E. On November 2, 2010, the Company agreed to acquire 840 First Street, N.E., a 12-story, 248,500 square-foot office building located in Washington, D.C., for aggregate consideration of approximately $90.0 million. The acquisition is structured as a contribution to the Operating Partnership. As of September 30, 2010, the property was 100% leased to one tenant that specializes in the healthcare insurance industry. The Company expects to finance the acquisition through the assumption of a $58.7 million mortgage loan on the property and the issuance of approximately $31.3 million in operating partnership units (with the contributor having the option to receive up to $12.0 million of this amount in cash). In addition, the Company agreed to pay the seller up to an additional $10.0 million in additional operating partnership units if certain leasing targets are achieved at the property within the next four years. The acquisition is subject to obtaining approval of the mortgage lender. The Company has completed its due diligence on the property.

Cedar Hill I & III and Merrill Lynch Building. On July 23, 2010, the Company agreed to acquire Cedar Hill I & III, two three-story office buildings totaling 102,600 square-feet located in Tyson’s Corner, Virginia and the Merrill Lynch Building, a 12-story, 137,600 square-foot office building located in Columbia, Maryland. The aggregate purchase price for the properties is approximately $33.8 million, comprised of the Company’s assumption of a $30.0 million mortgage loan and approximately $3.8 million in cash. As of September 30, 2010, the Cedar Hill properties were 100% leased to the GSA, and the Merrill Lynch Building was 70% leased to 25 tenants. The Company has completed its due diligence on these properties and is awaiting lender approval of the loan assumption.
Office Park in Northern Virginia. On November 4, 2010, the Company agreed to acquire two four-story office buildings, each containing approximately 110,000 square feet, located in Northern Virginia for $22.5 million in cash. The properties were built in 2008, are LEED Gold certified and, as of September 30, 2010, were unoccupied. The Company is conducting its due diligence on this property.
1211 Connecticut Avenue. On October 27, 2010, the Company agreed to acquire 1211 Connecticut Avenue, N.W., an eight-story, 137,000 square-foot office building located in Washington, D.C. for $49.5 million in cash. The building is 100% leased to 25 tenants. The Company is conducting its due diligence on the property.
7458 Candlewood Drive. On November 5, 2010, the Company agreed to acquire 7458 Candlewood Drive, a 295,000 square-foot warehouse building located in Hanover, Maryland for aggregate consideration of approximately $22.6 million, comprised of the Company’s assumption of a $14.6 million mortgage loan on the property and approximately $8.0 million in cash. The building is 92% leased to three tenants. The Company is conducting its due diligence on this property.
The consummation of the acquisitions under contract are subject to customary closing conditions, including, where applicable, consent by the applicable lender of the Company’s assumption of the existing mortgage loan on the property and, in certain cases, satisfactory completion of the Company’s due diligence. There can be no assurance that these conditions will be satisfied or that the proposed acquisitions under contract will be consummated on the terms described above, or at all.
Commencement of Public Offering of Common Shares
On November 8, 2010, the Company announced it had commenced an underwritten public offering of 10,000,000 common shares of beneficial interest. The Company’s press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.
Amendment to Senior Unsecured Notes Purchase Agreement
On November 8, 2010, in connection with seeking a waiver related to a previous failure to add certain subsidiary guarantors to the Company’s Senior Unsecured Series A and Series B Notes, the Company, the Operating Partnership, certain of the Company’s subsidiaries and certain holders of the Company’s Senior Unsecured Series A and Series B Notes sufficient to effect the Amendment (as herein defined) (the “Noteholders”) entered into a First Amendment, Consent and Waiver dated as of November 5, 2010 to the Note Purchase Agreement dated as of June 22, 2006 (the “Amendment”). Pursuant to the Amendment, the Company added certain subsidiaries as guarantors of the Company’s Senior Unsecured Series A and Series B Notes and agreed that, to the extent the Company or any of its subsidiaries (other than certain excluded subsidiaries) provides a lien for the benefit of the lenders or administrative agent under the Company’s unsecured revolving credit facility, the Company or its subsidiaries, as applicable, will grant the holders of the Company’s Senior Unsecured Series A and Series B Notes a similar first priority lien over the same assets, property and undertaking as those encumbered in respect of the unsecured revolving credit facility. In addition, the Company agreed to add a covenant to the terms of the Company’s Senior Unsecured Series A and Series B Notes that as at the end of any fiscal quarter, (a) beginning for the fourth fiscal quarter of 2010 through the third fiscal quarter of 2011, its Consolidated Debt Yield (as defined in the revolving credit agreement) will not be less than 10.5%, and (b) for each fiscal quarter thereafter, its Consolidated Debt Yield will not be less than 11.0%. The Company also agreed to add a covenant to the terms of the Company’s Senior Unsecured Series A and Series B Notes that, as of the end of any fiscal quarter after giving effect to the Amendment, its ratio of (i) Adjusted Net Operating Income (as defined in the unsecured revolving credit facility) for the applicable quarter, annualized, divided by (ii) its Unsecured Interest Expense (as defined in the revolving credit facility) for the applicable quarter, annualized, shall not be less than 1.75 to 1.0. The covenants mirror already existing covenants contained in the Company’s unsecured revolving credit agreement. In exchange for these modifications, the Noteholders agreed to waiver the previous failure to provide certain subsidiary guarantees. The Company agreed to pay a waiver and consent fee to the holders of the Company’s Senior Unsecured Series A and Series B Notes in an aggregate amount equal to $37,500.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
No.	Description
99.1	Press Release of the Company dated November 8, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST POTOMAC REALTY TRUST
November 8, 2010	/s/ Joel F. Bonder
Joel F. Bonder
Executive Vice President and General Counsel

FIRST POTOMAC REALTY TRUST
INDEX TO EXHIBITS

Exhibit
No.	Description
99.1	Press Release of the Company dated November 8, 2010